EXHIBIT 5

[LETTERHEAD OF SPROULE ASSOCIATES LIMITED]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name in the Annual Report on Form 40-F (the “Annual Report”) of Enerplus Resources Fund (the “Registrant”).  We hereby further consent to the inclusion in the Annual Report of the Registrant’s Renewal Annual Information Form dated May 16, 2003 for the year ended December 31, 2002, which document makes reference to our firm and our report dated February 10, 2003 and effective January 1, 2003, evaluating the Registrant’s oil, natural gas and natural gas liquids interests effective January 1, 2003.

Calgary, Alberta, Canada May 16, 2003	SPROULE ASSOCIATES LIMITED
/s/ KEN H. CROWTHER
Ken H. Crowther
President